Exhibit 10.3

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (“Agreement”) dated as of December 22, 2015 (the “Effective Date”), between Titan International, Inc., a Delaware corporation, its successor or assign ("Titan" or "the Company") and Michael G. Troyanovich ("Executive" and together with Titan, “Parties” and each individually, “Party”).
INTENDING TO BE LEGALLY BOUND HEREBY, the Parties agree as follows:
1.Position Responsibilities.    Titan agrees to employ Executive and Executive agrees to accept employment as Corporate Secretary and General Counsel of the Company pursuant to the terms of this Agreement. Executive will perform such services in the capacity of Corporate Secretary and General Counsel as are the typical responsibilities of an Executive holding such position and, additionally, such other responsibilities consistent therewith as may be assigned to him by the By-laws and, from time to time by the Company’s Chief Executive Officer/Chairman (the “Company’s CEO/Chairman”) during the Employment Term, including, if applicable, during the Extended Employment Term. Executive will devote such of his business skill, time and effort to his employment hereunder as shall be reasonably necessary to discharge his obligations hereunder.
2.Employment Term.     The Executive's term of employment by Titan under this Agreement will begin on the Effective Date and shall continue for one year, unless extended or terminated as provided herein (the “Employment Term”).
Subject to the provisions of Sections 7 and 8 of this Agreement, this Agreement shall automatically renew at the end of the Employment Term for an additional one year period and, thereafter, for successive one-year periods (each and collectively, all such one-year renewal periods "Extended Employment Term"), unless notice of nonrenewal is given in accordance with the provisions of the following three (3) sentences. If neither Party desires to continue the employment of Executive under this Agreement beyond the Employment Term, or, if applicable, beyond the Extended Employment Term (the last day of the Employment Term, or the last day of any Extended Employment Term, if applicable, is hereinafter referred to as the "Termination Date"), that Party shall, at least six (6) months, but not more than twelve (12) months prior to the Termination Date, give written notice to the other Party of the nonrenewal of this Employment Agreement. Unless the notice of nonrenewal is thereafter revoked prior to the Termination Date by the Party originally giving such notice, and the Party receiving notice of such nonrenewal consents in writing to the revocation thereof, the employment of the Executive hereunder shall terminate effective on the Termination Date. Any notice given by Titan pursuant to this Section 2 shall be authorized by the Company’s CEO/Chairman.
3.Direct Compensation.    For his service hereunder during the Employment Term and, if applicable, during the Extended Employment Term, Executive will receive a base salary payable at an annual rate of $350,000.00 the "Base Salary"), to be paid in accordance with the normal practices for remunerating Titan’s salaried executive employees. Nothing in this Agreement will be deemed to prohibit an increase at any time in the Executive’s Base Salary if Titan's Board of Directors approves the same in its sole discretion (as so approved and adjusted, the "Adjusted Base Salary").

4.Annual Incentive/Bonus Award. The Executive will be eligible for an annual bonus or incentive compensation during the Employment Term and the Extended Employment Term, if any, based upon the bonus and performance standards established by the Board of Directors and as determined, with specific regard to the Executive, each year by the Board of Directors. Payment of any and all incentive/bonus awards are totally at the discretion of the Board of Directors and are not assumed to be a guaranteed component of the Executive’s compensation.
5.Vacation. The Executive shall be entitled to four weeks paid vacation plus Titan designated holidays during each twelve (12) month period of his employment hereunder.
6.Standard Executive Benefits.    In addition to the compensation and benefits described in Sections 3, 4, 5 and 7, Executive and, as applicable, Executive's family, shall be eligible (subject to the terms and conditions of the particular plans and programs) to participate during the Employment Term, and, if applicable, during the Extended Employment Term, in all of Titan's then prevailing benefit plans and programs which are generally available to Titan’s salaried executive employees, including, without limitation, any group life, hospitalization, surgical, major medical and accidental death and dismemberment insurance plans and/or benefits, dental care, 401(k) profit sharing plan and any pension or other capital accumulation plans (collectively, the "Standard Executive Benefits").
7.Death or Disability.    In the event of Executive's death or Disability during the Employment Term, or, if applicable, during the Extended Employment Term, Titan shall pay the Executive or his estate, as applicable, in the case of his Disability or death, his Supplemental Death or Disability Benefits, as the case may be, as described below.
7.1    Supplemental Death Benefit.    In the event of Executive's death during the Employment Term, or if applicable, during the Extended Employment Term, Titan shall pay Executive's beneficiary or his estate a lump sum equal to all earned yet unpaid Base Salary or Adjusted Base Salary, if any, in effect as of such date of death plus the full amount (one hundred percent (100%)) of such Base Salary or Adjusted Base Salary for a period ending six (6) months following the month during which such death occurred (even if such six (6) month period extends beyond the Termination Date), and, thereafter, during the remainder, if any, of the Employment Term, or, if applicable, the Extended Employment Term, fifty percent (50%) of Executive's Base Salary or Adjusted Base Salary, if any. In addition, Titan shall continue to provide Executive's family with the Standard Executive Benefits as provided in Section 5 from the date of Executive's death until the later of (1) the expiration of his Employment Term or, if applicable, the Extended Employment Term or (2) six (6) months.
7.2    Supplemental Disability Benefits.    In the event of Disability of the Executive, the majority of Titan's Board of Directors as then constituted, at its election and upon thirty (30) days written notice to Executive, may terminate the employment of Executive under this Agreement effective as of the last day of the month within which the end of such 30-day period occurs (the "Disability Termination Date"). For purposes of this Agreement the term "Disability" shall mean the inability of Executive to perform his duties and responsibilities as contemplated by this Agreement as a senior executive officer and for a continuous period of time which has extended or will foreseeably extend, in duration, beyond six (6) months from its commencement as a result of sickness, bodily injury, or mental or emotional disease, impairment or disorder of any type, excluding attempted suicide or intentionally self-inflicted injury. Upon termination of Executive’s employment by reason of Disability, as aforesaid, Titan’s obligations will be as follows:
(a)During the periods referred to herein below, Titan shall provide the Executive with the following compensation commencing with the first day of the month next succeeding the Disability Termination Date, a lump sum payment equal to all earned, but as yet unpaid, Base Salary or Adjusted Base

Salary, if any, in effect as of and through such Disability Termination Date plus a monthly amount equal to one-twelfth of Executive's Base Salary or Adjusted Base Salary, if any, in effect as of such Disability Termination Date, continuing for a period of twenty-four (24) months following such Disability Termination Date (the "Disability Benefit Continuation Period"); provided, however, that the monthly amounts payable above shall be reduced by an amount equal to the sum of the amount of monthly benefits then actually received by Executive pursuant to (A) any long-term disability insurance plan then generally provided by Titan to salaried executive employees, and (B) any supplemental disability insurance program then provided by Titan to Executive.
(b)During the Disability Benefit Continuation Period, Titan shall continue to provide Executive with full participation in the Standard Executive Benefits described in Section 5.
(c)    If there should be any dispute, at any time, between the Parties as to Executive's Disability, such dispute shall be resolved by the written opinion of an impartial reputable physician agreed upon for this purpose by the Parties or their representatives. Failing an agreement by the Parties on one physician, then within twenty (20) business days of the request by either Party to the other Party, a panel of three impartial reputable physicians shall be selected, within one being selected by the Executive, one by Titan and one by the two physicians so selected. If the physicians selected by Titan and Executive should fail to select the third physician within fourteen (14) days of their appointment, or if either Titan or Executive should fail to select a physician, then the remaining member(s) of the panel shall be appointed by Director of Mayo Clinic of Rochester, MN. The panel as so selected or constituted by an issued opinion of the majority thereof shall render a decision within twenty (20) days of their selection as to the matter in dispute which decision shall be final and binding on the Parties. In connection therewith, Executive shall voluntarily submit to such physical or mental examination(s) as may be necessary for the purposes of resolving any dispute over his Disability.
8.Termination. Executive's employment under this Agreement may be terminated by Titan upon the occurrence of any of the following events:
8.1    Termination for Cause. Titan can terminate the Executive's employment immediately, at any time, for Cause. For this purpose, "Cause" shall mean any of the following: (i) termination due to Executive's willful or gross neglect of duties hereunder, or willful misconduct in the performance of such duties, so as to cause material harm to Titan, determined in good faith by the Company’s CEO/Chairman; (ii) termination due to act(s) of fraud, misappropriation of funds or embezzlement committed by the Executive against Titan; (iii) termination due to the Executive having committed any felony for which he is convicted and which, as determined in good faith by the Company’s CEO/Chairman results in material harm to Titan and its subsidiaries considered as a whole; (iv) termination due to Executive’s failure or refusal to perform his duties under this Agreement or as assigned to him by the Company’s CEO/Chairman or by the Board of Directors or (v) termination due to Executive’s material breach of this Agreement, which Executive fails to cure within fourteen (14) days after written notice thereof describing in reasonable detail such breach. Upon the Termination for Cause, Titan's obligations to the Executive under this Agreement shall terminate, except that in the event of Termination for Cause pursuant to clause (iv) of the first sentence of this Section 8.1, Titan shall remain obligated to pay Executive fifty percent (50%) of his Base Salary and to continue for the Executive and/or his family the Standard Executive Benefits described in Section 6 for a period of six (6) months from and after the date of his termination.
8.2 Termination Without Cause. If Titan terminates the Executive's employment other than pursuant to Section 6 or 8.1, such termination shall, in all cases, constitute "Termination Without Cause" effective from the date of such termination by Titan. If the Executive leaves Titan’s employ due to any demotion from the position he holds as set forth in Section 1, any material reduction in the authorities inherent to such position, in each instance, unless made with Executive's prior written consent or due to any non-payment or a reduction in Executive’s Base Salary or Adjusted Base Salary, if any, then in effect or due to any other breach by Titan of this Agreement the Executive’s separation from service with Titan shall also be deemed to constitute Termination Without Cause:
(a)In the event of Executive's Termination Without Cause, Titan shall remain obligated to pay Executive 100% of his Base Salary or Adjusted Base Salary then in effect, his Standard Executive Benefits and any incentive compensation or bonus earned for both the balance of the calendar year in which the Executive is terminated or leaves Titan’s employ and the following calendar year By way of example, if there is a Termination Without Cause on July 1, 2016, the Executive would be paid his Base Salary or Adjusted Base Salary, as the case may be, his Standard Executive Benefits plus any bonus the Executive would have otherwise received for the period July 2, 1016 thru December 31, 2017 (“Termination Without Cause Compensation”);
(b)In the event of Executive's Termination Without Cause, Titan agrees to provide for the Executive and his spouse and dependents which live in the household, at no cost and expense to them, for the remaining portion of the Employment Term, group medical (including hospitalization, surgical, and major medical) and dental insurance benefits provided or furnished or made available under Titan's (at the Executive’s, or in the event of Executive’s death, at Executive's spouse's election with respect to which plan) then prevailing Executive benefit plans offered to the Company’s then highest level employed executive officer. Titan shall pay the full premiums for all such benefits furnished through group insurance plans as well as all other charges and expenses for providing such benefits;
(c)In the event of Executive's Termination Without Cause, Titan agrees all outstanding stock options, if any, and Titan match under Titan's 401(k) Plan for the Executive shall vest 100% immediately; and
(d)In the event of Executive's Termination Without Cause, Titan shall provide, as a condition of any sale of the Company, that the acquiring entity and/or successor shall assume this Agreement and become obligated to perform all of the terms and conditions hereof relative to the Executive.
(e)In consideration of the compensation and benefits paid to Executive upon his Termination Without Cause, the Executive shall execute and deliver a Release to Titan, per Section 18, at the time the first payment of Termination Without Cause Compensation is paid to him.
8.3    Change of Control. In the event of a Change of Control of the Company and if the Executive does not wish to remain with the acquiring or surviving company or the acquiring or surviving company does not wish to continue any affiliation with the Executive, then upon termination for Change of Control, the Executive will receive compensation equal to that which he would have received upon Termination Without Cause, i.e. the Termination Without Case Compensation described in Sections 8.2(a), (b), (c), (d), but, in consideration therefore, shall be obligated thereupon to sign a Release as set forth in Section 18.
9.Successors and Assigns. This Agreement shall be binding upon any successor or assigns of Titan and a successor or assigns shall be any surviving corporation with which Titan might be merged or consolidated or the purchaser of all or substantially all of the assets of Titan.
10.Options. Any stock options that may be granted to the Executive before or during his employment pursuant to this Agreement shall be governed by the terms and provisions comparable to those options granted under the Company’s Stock Option Plan. Notwithstanding the foregoing, if (i) the

Employment Term or any Extended Employment Term ends because the Company makes a nonrenewal election thereof under Section 2 hereof; (ii) there is a Termination Without Cause or the Executive resigns as an employee, in either case where it is Termination Without Cause; (iii) the Executive’s employment hereunder terminates because of his death or Disability; or (iv) there is a Change in Control of the Company, then in any such event such options shall become fully exercisable and shall remain exercisable for the remainder of their term.
For purposes of this Agreement, a “Change in Control” of the Company means the occurrence of any of the following events with respect to the Company: (1) any person or entity acquires direct or indirect beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder)  of more than 50% percent of the outstanding voting securities of Titan; or (2) the shareholders of Titan approve, or Titan otherwise effects, enters into or approves, (A) a merger or consolidation of Titan with or into any other person or entity, (B) an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the  assets of Titan, (C) a plan of complete liquidation of Titan or (D) any transaction similar to any of the foregoing, other than, in the case of both (2)(A) and (3)(B) above, a merger, consolidation or sale that would result in the voting securities of Titan outstanding immediately prior thereto controlling or continuing to represent, directly or indirectly, either by remaining outstanding or by being converted into equity securities of the surviving person or entity, at least 50% of the total outstanding voting securities of Titan or the surviving person or entity outstanding immediately after such transaction.
11.Expenses. Titan will pay or reimburse Executive for any expenses reasonably and necessarily incurred by him in furtherance of his duties hereunder, including, without limitation, expenses for entertainment, travel (including automobile operating expenses), meals, hotel accommodations and other ordinary and necessary activities incurred on behalf of the Company, subject to reasonable documentation of such expenses by the Executive. Such payment or reimbursement shall be made by the Company to the Executive within a reasonable time in accordance with the Company’s standard procedures. Any expenses which have not yet been reimbursed to Executive upon his separation or termination of employment for any reason hereunder, shall be paid to him or his estate in the case of his death within thirty (30) days of his termination or separation of employment with Titan.
12.Inventions and Improvements.    Any invention or development of any kind related to Titan's business made or conceived by Executive (solely, jointly or in conjunction with anyone else) while he is employed by Titan pursuant to this Agreement shall be promptly disclosed by Executive to Titan and shall be the sole property of Titan. Executive shall execute an assignment to Titan, or to another designated by it, of his entire claim to and interest in each such invention or development. Executive undertakes to sign all lawful papers and, at Titan's expense, to assist it in every lawful way to obtain and sustain patents or copyrights for its benefit in any such inventions or developments when requested by Titan. Executive shall not be entitled to compensation beyond his Base Salary or Adjusted Base Salary, if any, for the performance of any such acts.
13.Confidential Information.    Executive acknowledges that by reason of his employment with Titan he has and will hereafter, from time to time during his Employment Term, and, if applicable, during the Extended Employment Term, become exposed to and/or become knowledgeable about proposals, plans, inventions, business practices, systems, programs, formulas, customer lists, and other forms of business information which are not known to Titan's competitors and which are not recognized as being encompassed within standard business management practices and which are not public but rather are kept secret and confidential by Executive (the "Confidential Information"). Executive therefore agrees that at no time during or after his employment will he disclose to any person or entity or use the Confidential Information for any purpose except as may be required in the prudent course of business for the benefit of

Titan, provided, that any payment required to be made by Titan under the terms of this Agreement including the Exhibits hereto after termination of the employment of Executive shall be subject to a right of set-off, counterclaim, defense, abatement, suspension, deferment or reduction by reason of any claim against Executive based upon breach of the covenant in this Section 11 other than execution on an unsatisfied final judgment rendered by a court of competent jurisdiction. The aforesaid remedy of set off shall not be the Company’s sole remedy for the violation or breach by the Executive of the aforesaid covenant.
14.Competition. Executive hereby agrees that during his employment under this Agreement, and for a period of three (3) years thereafter, he will not, unless authorized in writing to do so by Titan, directly or indirectly (i) make any statements or perform any acts intended to advance the interests of any existing or prospective competitors of Titan that will injury the interest of the Company and (ii) Executive shall not own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as a manager, officer, director, partner, consultant, advisor, member or shareholder in any business that directly competes to a material extent with the lines of business of Titan or its subsidiaries are material to the businesses, financial condition or prospects of Titan and its subsidiaries considered as a whole; provided that nothing in this paragraph shall prohibit Executive from acquiring up to 5% of any class of outstanding equity securities of any corporation whose equity securities are regularly traded on a national securities exchange or in the "over-the-counter market".
15.Remedies. The Executive acknowledges that his breach, threatened or attempted breach of any covenant set forth in Sections 12, 13 and 14 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of such provision without being required to prove damages or furnish any bond or other security. The Executive hereby acknowledges the necessity of protection against the competition, disclosure or misappropriate, as applicable, of, and certain other possible adverse actions by, the Executive and that the nature and scope of such protection has been carefully considered by the Parties. The restriction and limitations covered by the provisions set out in Sections 12-14 are expressly represented and agreed to be fair, reasonable and necessary. If, however, any court or arbitrator determines that the restrictions described are not reasonable, a court or arbitration panel may modify, rewrite or interpret such restrictions to include as much of their nature and scope as will render them enforceable.
16.Relocation. Executive shall not be required to relocate his residence during the Employment Term or, if applicable, during the Extended Employment Term, without his consent. If the Board of Directors of Titan approves or requires relocation of Executive from Quincy, Illinois and if such relocation reasonably would require Executive to move and thereby sell his present residence and purchase a different one and if Executive consents to relocate his residence to such new location, then Titan shall pay all reasonably requested moving and relocation expenses including, but not limited to, real estate commissions, legal fees and costs, appraisals, title insurance, surveys and inspections directly related to such sale. In addition, Titan will indemnify Executive for any net loss (measured by the difference between (a) the average of two current appraisals by recognized appraisers mutually agreed upon by the Parties, and (b) the actual selling price of the residence) arising from the sale of his residence (caused by such required relocation): provided, however, that Titan shall alternatively have a right of first refusal to acquire the residence at the average appraisal price giving rise to such loss. Notwithstanding the foregoing, Executive shall have the right to relocate his residence and perform his services hereunder at a location other than Titan's Des Moines, Iowa facility or the successor location thereto, so long as such relocation and performance of services does not prevent the fulfillment of his duties and obligations hereunder.
17.Arbitration.    Other than as provided in Section 7.2, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Illinois unless another location shall be mutually agreed to by the Parties at the time of the arbitration. In any dispute between the Parties as to which Executive is sustained on the claim(s) by or against him, Titan shall pay all legal fees incurred by Executive in connection with the dispute over such claim(s). If more than one claim is involved in any dispute and if Executive is sustained as to one or more of such claims but not as to all of such claims, there shall be a reasonable allocation of applicable legal expenses. Titan will reimburse Executive for those legal expenses determined by the arbitrator(s) or by the consent of the Parties to be allocable to the claim or claims as to which Executive is upheld.
18.Release. The Company’s obligation to pay or provide the Executive the compensation or benefits provided for in subsections 8.2(a) or 8.3 shall be conditioned upon the Executive prior thereto executing a valid general release and waiver, releasing the Company, its directors, officers, employees, agents and other representatives from any and all claim under this Agreement or pursuant to his employment, in a form reasonably acceptable to the Company (the “Release”).
19.Binding Effect: Amendments. Executive's undertakings hereunder will be binding regardless of (i) the duration of his employment with Titan; or (ii) the reasons for or manner of termination of his employment. This Agreement will bind and inure to the benefit of the heirs, personal representatives, successors and assigns of the Parties, will supersede any prior understanding between the Parties relating to the same subject matter and may be modified and varied only in writing signed by the Parties hereto.
20.Notices. All notices hereunder shall be given in writing by personal delivery or by registered mail addressed to Titan at is principal place of business and to Executive at his residence address as then listed in Titan's records.
21.Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois and jurisdiction shall lie with the Courts located in the State of Illinois.
22.Miscellaneous.    (a) the failure of a Party to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing signed by the Party waiving any right; (b) the underlined captions in this Agreement at the beginning of Sections are for reference only and shall not be deemed to define or limit the provisions hereof or to affect their construction and application; (c) the Parties agree that this Agreement may be executed in any number of counterparts, and in the event, each counterpart shall be deemed a complete original and be enforceable without reference to any other counterpart.
23.Withholding Taxes. The Company may directly or indirectly withhold from any payments due Executive under this Agreement, all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulations.
24.Survival. Termination of the Executive's employment whether voluntary or involuntary, whether with or without Cause, shall not relieve the Company and/or its successor (s) from their obligations hereunder. All of Sections 5 and 6 and shall survive the termination of this Agreement and shall not relieve the Company and/or successor from their obligations under these Sections.
25.Cooperation. The Executive will, with reasonable notice during or after the Employment Term or of the Extended Employment Term, furnish information to the Company as may be in his possession and shall cooperate with the Company, at the Company’s cost, as may reasonably be requested in connection with any claims or legal actions in which the Company is or may be or become a party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
TITAN INTERNATIONAL, INC
By: /s/ MAURICE M. TAYLOR
Maurice M. Taylor,
CEO and Chairman

EXECUTIVE:

By: /s/ MICHAEL G. TROYANOVICH
        Michael G. Troyanovich